CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-1A of the BHR Institutional Funds and to the use of our report dated October 26, 2006 on the statements of assets and liabilities and the related statements of operations as of October 26, 2006, of the Ark MidCap Value Fund and Ark Concentrated Growth Fund ("the Funds"), each a separate series of the BHR Institutional Funds. Such financial statements appear in the Funds' Statement of Additional Information.



                                           /s/ BRIGGS, BUNTING & DOUGHERTY, LLP
                                           ------------------------------------
                                           BRIGGS, BUNTING & DOUGHERTY, LLP

PHILADELPHIA, PENNSYLVANIA
OCTOBER 26, 2006